Exhibit 99

Contacts:     Media:    James Mahoney                Investor:    Thomas R. Rice
                        (617) 346-5472                            (617) 346-0148


                              FLEET FINANCIAL GROUP
               EARNINGS RISE 36% TO $438 MILLION OR $.72 PER SHARE

     Boston, Massachusetts, April 14, 1999: Fleet Financial Group, Inc. (FLT-NYSE) today reported record net income of $438 million, or $.72 per diluted share, for the first quarter of 1999, a 36% increase compared with net income of $323 million, or $.53 per diluted share, earned in the first quarter of 1998. Return on assets and return on common equity for the first quarter of 1999 were 1.63% and 19.28%, respectively. Included in the first quarter of 1998 was a $44 million merger charge ($.07 per share) pertaining to the acquisitions of Quick & Reilly and the credit card operations of Advanta.

     "It was a spectacular quarter," said Terrence Murray, Fleet's chairman and chief executive officer. "The business momentum we felt in 1998 has accelerated in the early part of 1999. Earnings were driven by 23% revenue growth over last year. We saw strength across the entire franchise as the success of Fleet's product and marketing strategies, as well as the success of our recent acquisitions, were further enhanced by a favorable business environment. This momentum provides a solid foundation for the recently announced merger with BankBoston."

     Robert J. Higgins, president and chief operating officer, said "The quality of the quarter was evident in the strong level of earnings achieved throughout our business lines, particularly credit cards, brokerage and investment services, commercial banking and mortgage banking. Our results also benefited from the acquisition of Sanwa Business Credit which closed on February 1, adding both product and geographic diversity to our business profile."

     Mr. Higgins provided further insights into the strength of the first quarter's results saying "Earnings from credit cards rose sixfold to $30 million, while Quick & Reilly's earnings almost doubled to $47 million from the first quarter of 1998. These outstanding results demonstrate the power of adding new product lines to service Fleet's customer base of 15 million."

     During the quarter, the corporation completed the acquisition of Sanwa Business Credit (Sanwa), a leasing and asset-based lending company, which makes Fleet Capital Corporation the third largest bank-owned leasing business in the United States. The acquisition closed on February 1, 1999 and was accounted for by the purchase method of accounting and as such, financial results for Sanwa are included subsequent to the date of close ($6 million this quarter). In addition, the corporation entered into an agreement on March 14, 1999 to merge with BankBoston Corporation (BankBoston). The merger is expected to close in the latter half of 1999, pending approval from regulatory authorities, and will make the corporation the eighth largest financial institution in the country.

Financial Highlights
--------------------

     Net interest income totaled $1.042 billion during the first quarter of 1999, up 11%, or $104 million from the first quarter of 1998. The increase is principally attributable to the inclusion of Sanwa for two months and the acquisition of $1.3 billion of credit card receivables from Household at the end of the fourth quarter of 1998 as well as stronger fee revenue as a result of higher credit card and commercial loan fees. The corporation's net interest margin was 4.59%.

     Noninterest income in the first quarter totaled $959 million, up 38%, or $264 million from the same period in 1998, due primarily to strong gains in virtually all revenue categories. Fee revenue now represents 48% of total revenue. Investment services revenue increased 23% to $248 million driven by a strong equity market, which benefited the corporation's brokerage and clearing units of Quick & Reilly, and increased sales of mutual fund and annuity products. Processing-related revenues increased $94 million, or 159%, to $153 million due primarily to increased mortgage revenue bolstered by record mortgage production of $13 billion. Capital markets revenue, excluding $51 million of securities gains taken in last year's first quarter, increased 71% to $149 million as a result of robust gains in market-making revenue from our equity specialists business, as well as strong venture capital revenue and investment banking fees. Credit card revenue increased $85 million over the prior year's first quarter which is attributable to the acquisition of various credit card portfolios during 1998, including the consumer credit card operations of Advanta in February, 1998.

     Noninterest expense in the first quarter of 1999 totaled $1.12 billion, up $194 million from the first quarter of 1998. The increase was due primarily to the impact of various acquisitions, including Advanta, Sanwa and the Merrill Lynch Specialist business, in addition to incentive and volume-related increases in compensation at many of our businesses that delivered strong revenue growth.

     Nonperforming assets continue their decline and have decreased 25% in the past year to $280 million at the end of the first quarter. Net charge-offs and the provision for credit losses were both $149 million in the first quarter, higher than the first quarter of 1998 due to the inclusion of the acquired credit card portfolios as well as Sanwa. The reserve for credit losses increased $172 million from year-end to $1.724 billion, as a result of the Sanwa acquisition and now represents 2.34% of total loans and 646% of nonperforming loans.

     Fleet's focus on balance sheet and capital management were again obvious this quarter as total assets at March 31, 1999 grew less than $2 billion since December 31, 1998 to $106.2 billion, despite the acquisition of $6 billion of assets from Sanwa. Loans grew by $4.3 billion to $73.7 billion and stockholders' equity amounted to $9.6 billion at March 31, 1999, $1 billion greater than a year ago.

                              FLEET FINANCIAL GROUP
                              FINANCIAL HIGHLIGHTS

                                                                   THREE MONTHS ENDED
                                                      ----------------------------------------------

                                                      March 31,        December 31,        March 31,
                                                        1999             1998               1998
                                                        ----             ----               ----

For the Period ($ in millions)
Net Income                                       $      438           $   416             $  323
Total Revenue                                         2,001             1,897              1,633
Total Expense                                         1,125             1,073                997
Provision for Credit Losses                             149               140                 92

Per Common Share (a)
Diluted earnings per share                       $      .72           $   .69             $  .53
Basic earnings per share                                .74               .71                .55
Cash dividends declared                                 .27               .27               .245
Book value (period-end)                               15.69             15.31              13.96

At Period-End ($ in billions)
Assets                                           $    106.2           $ 104.4            $  97.7
Loans                                                  73.7              69.4               65.0
Deposits                                               67.6              69.7               68.2
Total stockholders' equity                              9.6               9.4                8.6

Operating Ratios
Return on average assets                               1.63%             1.62%              1.43%
Return on common equity                               19.28             18.62              16.00
Net interest margin                                    4.59              4.61               4.75
Efficiency ratio                                       55.9 (b)         56.6               56.6 (b)
Total equity/assets (period-end)                        9.1              9.0                8.8
Tier 1 risk-based capital ratio                         6.7              7.0                6.4
Total risk-based capital ratio                         11.0             11.1               10.4

Asset Quality ($ in millions)
Nonperforming assets                             $      280           $  282             $  373
Reserve for credit losses                             1,724            1,552              1,553
Nonperforming assets as a % of loans                    .38%             .41%               .57%
Nonperforming assets as a % of total assets             .26              .27                .38
Reserve for credit losses to period-end loans          2.34             2.24               2.39
Reserve for credit losses to nonperforming loans        646              586                441
Net charge-offs/average loans                           .83              .81                .60


(a) All common share data for all periods presented reflects the two-for-one common stock split which was effective October 7, 1998.

(b) The efficiency ratio excludes merger-related charges of $7 million and $73 million recorded in the first quarters of 1999 and 1998, respectively.

                                             FLEET FINANCIAL GROUP
                                        CONSOLIDATED INCOME STATEMENTS
                                                ($ in millions)



                                                                         THREE MONTHS ENDED
                                                              ------------------------------------------
                                                              March 31,       December 31,    March 31,
                                                                1999            1998             1998
                                                                ----            ----             ----

Net interest income (FTE)                                      $ 1,042        $ 1,007          $  938

Noninterest income:
   Investment services revenue                                     248            220              201
   Banking fees and commissions                                    193            192              176
   Processing-related revenue                                      153            142               59
   Capital markets revenue                                         149            161              138
   Credit card revenue                                             141            120               56
   Other                                                            75             55               65
--------------------------------------------------------------------------------------------------------
     Total noninterest income                                      959            890              695
--------------------------------------------------------------------------------------------------------
   Total Revenue                                                 2,001          1,897            1,633
========================================================================================================

Provision for credit losses                                        149            140               92

Noninterest expense:
   Employee compensation and benefits                              542            512              445
   Equipment                                                        86             76               80
   Occupancy                                                        76             74               74
   Intangible asset amortization                                    71             60               51
   Other                                                           343            351              274
-------------------------------------------------------------------------------------------------------
     Total noninterest expense                                   1,118          1,073              924
-------------------------------------------------------------------------------------------------------

Earnings before income taxes and merger-related charges            734            684              617
Income taxes and tax-equivalent adjustment                         292            268              250
-------------------------------------------------------------------------------------------------------

Operating earnings before merger-related charges                   442            416              367
Merger-related charges, net of tax                                   4              -               44
-------------------------------------------------------------------------------------------------------

Net income                                                     $   438       $    416         $    323
=======================================================================================================


Diluted earnings per share                                     $   .72       $    .69         $    .53
Basic earnings per share                                           .74            .71              .55

Diluted earnings per share, excluding merger charges               .72            .69              .60
Basic earnings per share, excluding merger charges                 .74            .71              .63

                                  FLEET FINANCIAL GROUP
                               CONSOLIDATED BALANCE SHEETS
                                     ($ in millions)





                                            March 31,    December 31,  March 31,
                                              1999          1998         1998
                                              ----          ----         ----

ASSETS:

Cash and equivalents                         $   4,862     $  5,738     $ 5,493
Securities                                      10,968       10,792      11,279
Loans                                           73,683       69,396      64,986
Reserve for credit losses                       (1,724)      (1,552)     (1,553)
Due from brokers/dealers                         2,726        3,600       3,567
Mortgages held for resale                        2,155        3,960       2,416
Other assets                                    13,496       12,448      11,499
--------------------------------------------------------------------------------
Total assets                                 $ 106,166     $104,382     $97,687
================================================================================

LIABILITIES:

Deposits                                     $  67,633    $  69,678    $ 68,165
Short-term borrowings                            5,871        9,312       8,238
Due to brokers/dealers                           3,823        3,975       4,433
Long-term debt                                  15,586        8,820       5,095
Other liabilities                                3,641        3,188       3,136
--------------------------------------------------------------------------------
Total liabilities                               96,554       94,973      89,067
================================================================================

STOCKHOLDERS' EQUITY:

Preferred stock                                    691          691         691
Common stock                                     8,921        8,718       7,929
-------------------------------------------------------------------------------
Total stockholders' equity                       9,612        9,409       8,620
--------------------------------------------------------------------------------
Total liabilities and stockholders' equity   $ 106,166     $104,382     $97,687
================================================================================

                              FLEET FINANCIAL GROUP
                       CONSOLIDATED AVERAGE BALANCE SHEETS
                                 ($ in millions)


                                                                                 THREE MONTHS ENDED
                                                     -----------------------------------------------------------------------

                                             March 31, 1999            December 31, 1998             March 31, 1998
                                             --------------            -----------------             --------------

                                          Average                      Average                       Average
                                          Balance       Rate           Balance      Rate             Balance        Rate
                                          -------       ----           -------      ----             -------        ----

ASSETS:
Securities                              $  10,565      6.53%      $    10,212       6.58%         $   10,051        6.56%
Loans                                      72,649      8.32            68,753       8.42              62,603        8.66
Mortgages held for resale                   3,819      6.86             3,256       6.81               1,637        7.25
Due from brokers/dealers                    3,404      4.41             3,455       4.72               3,749        5.13
Other earning assets                        1,377      5.21             1,488       4.51               1,025        4.99
------------------------------------------------------------------------------------------------------------------------
    Total interest-earning assets          91,814      7.86%           87,164       7.93%             79,065        8.15%
-------------------------------------------------------------------------------------------------------------------------
Reserve for credit losses                  (1,689)      ---            (1,518)       ---              (1,466)        ---
Other assets                               16,788       ---            15,945        ---              14,235         ---
-------------------------------------------------------------------------------------------------------------------------
Total assets                            $ 106,913       ---      $    101,591        ---          $   91,834         ---
-------------------------------------------------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits:
    Savings                             $  29,345      2.10%     $    29,289        2.25%         $   27,429        2.37%
    Time                                   22,151      4.98           22,078        5.13              21,167        5.31
-------------------------------------------------------------------------------------------------------------------------
     Total interest-bearing deposits       51,496      3.34           51,367        3.49              48,596        3.65
-------------------------------------------------------------------------------------------------------------------------
Short-term borrowings                       9,009      3.61            8,603        4.34               6,914        4.90
Due to brokers/dealers                      3,865      4.12            3,932        4.55               4,564        4.83
Long-term debt                             13,198      6.08            8,006        6.83               4,853        7.31
--------------------------------------------------------------------------------------------------------------------------
    Total interest-bearing liabilities  $  77,568      3.87%     $    71,908        4.02%         $   64,927        4.14%
--------------------------------------------------------------------------------------------------------------------------
    Net interest spread                       ---      3.99%             ---        3.91%                ---        4.01%
==========================================================================================================================

Demand deposits and other noninterest-
  bearing time deposits                 $  16,874       ---       $    17,010        ---           $   15,844       ---
Other liabilities                           2,978       ---             3,398        ---                2,501       ---
-------------------------------------------------------------------------------------------------------------------------
Total liabilities                          97,420       ---            92,316        ---               83,272       ---
-------------------------------------------------------------------------------------------------------------------------
Stockholders' equity                        9,493       ---             9,275        ---                8,562       ---
-------------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders'
  equity                                 $106,913       ---       $   101,591        ---           $   91,834       ---
-------------------------------------------------------------------------------------------------------------------------
Net interest margin                                    4.59%                        4.61%                          4.75%
=========================================================================================================================